Exhibit 99.1

NEWS RELEASE

For more information contact:

Analysts – Beth Baum, 206-539-3907

Media – Nancy Thompson, 919-861-0342

WEYERHAEUSER TO SELL MONTANA TIMBERLANDS

SEATTLE (December 17, 2019) —Weyerhaeuser Company (NYSE: WY) today announced an agreement to sell its 630,000 acres of timberland in Montana to a private timberland investment company for $145 million in cash. The company anticipates minimal tax liability in conjunction with the transaction.

“The sale of our Montana acreage is part of our ongoing effort to strategically optimize our timberland portfolio,” said Devin W. Stockfish, president and chief executive officer of Weyerhaeuser. “The transaction includes a diverse mix of softwood species and an existing 110,000-acre conservation easement which preserves public access in perpetuity.”

The transaction is subject to customary closing conditions and is expected to be completed in the second quarter of 2020.

The company’s three manufacturing facilities in Montana are not affected by this announcement. “Our manufacturing operations in Montana continue to deliver strong results,” said Devin. “Our people have done an outstanding job driving improvement in safety and operational excellence over the past several years, and they also do terrific work to support the communities where we operate.”

About Weyerhaeuser

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control approximately 12 million acres of timberlands in the U.S. and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products. Our company is a real estate investment trust. In 2018, we generated $7.5 billion in net sales and employed approximately 9,300 people who serve customers worldwide. We are listed on the Dow Jones Sustainability North America Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

Forward Looking Statements

This communication contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, with respect to the company’s expectations concerning the occurrence, timing and tax implications of the closing of its sale of timberlands. All forward-looking statements speak only as of the date hereof, are based on current expectations and involve and are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Weyerhaeuser may not be able to complete the sale of its Montana timberlands within the stated time period, or at all, because of a number of factors, including without limitation: the occurrence of any event, change or other circumstances that could give rise to a termination of the transaction under the terms of the purchase and sale agreement or the failure to satisfy other closing conditions. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on the company’s operations, financial condition or results of operations. The company undertakes no obligation to update these forward-looking statements after the date of this news release.

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